                                                                                                                                                                                                                                                Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

513/579-7764

Investor – Matt Stautberg

513/579-7780

FOR IMMEDIATE RELEASE

 MACY'S, INC. SAME-STORE SALES UP 5.0% IN JULY

Second quarter same-store sales rise 6.4%, exceed expectations

CINCINNATI, Ohio, August 4, 2011 – Macy's, Inc. today reported total sales of $1.612 billion for the four weeks ended July 30, 2011, an increase of 5.7 percent compared with total sales of $1.525 billion in the four weeks ended July 31, 2010. On a same-store basis, Macy's, Inc. sales were up 5.0 percent in July.

“Our July sales performance once again exceeded our expectations and represented a continuation of the balanced success we have seen throughout the year. Store and online sales throughout the second quarter continued to be strong at both Macy's and Bloomingdale's. This is especially encouraging given the comparison to our robust same-store sales performance in July and second quarter last year,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc. “In particular, sales have been driven by fresh, interesting and distinctive merchandise assortments that deliver value to our customer. The company's performance is clearly benefitting from a re-energized, customer-focused growth culture that has embraced our strategies for localization, omnichannel integration and enhanced selling skills among our associates.”

For the second quarter of 2011, the company's total sales were $5.940 billion, up 7.3 percent from total sales of $5.537 billion in the same 13-week period last year. On a same-store basis, Macy's, Inc.'s second quarter sales were up 6.4 percent. This exceeded the company's increased guidance, provided July 7, for second quarter sales to increase by approximately 6 percent. (Initial guidance, provided May 11, was for second quarter sales to rise by approximately 4 percent.)

For the year to date, Macy's, Inc.'s sales totaled $11.829 billion, up 6.5 percent from total sales of $11.111 billion in the first 26 weeks of 2010. On a same-store basis, Macy's, Inc.'s year-to-date sales were up 5.9 percent.

Online sales (macys.com and bloomingdales.com combined) were up 36.7 percent in July, 40.2 percent in the second quarter and 39.2 percent in the first half of 2011. Online sales positively affected the company's same-store sales by 1.2 percentage points in the second quarter and 1.3 percentage points in the year to date. Online sales are included in the same-store sales calculation for Macy's, Inc.

Macy's, Inc. is slated to report its second quarter earnings on Wednesday, Aug. 10, and will webcast a call with financial analysts and investors that day at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's website at
www.macysinc.com. Analysts and investors may call in on 1-888-677-8756, passcode 2154284. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2010 sales of $25 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates four Bloomingdale’s Outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom).